Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results For The Third

Quarter Ended October 5, 2003, Increases Guidance for 2003 and 2004

Greenwood Village, CO — (BUSINESS WIRE) — November 3, 2003 — Red Robin Gourmet Burgers, Inc., (Nasdaq: RRGB), a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens, today reported revenues and earnings for the twelve weeks ended October 5, 2003 and gave updated projections for fiscal 2003 and 2004.

Financial and Operational Highlights

Highlights for the third quarter of 2003 compared to the same quarter last year were as follows:

•	Total Company revenues increased 22.8% to $79.3 million
•	Company-owned comparable restaurant sales increased 6.0%
•	Restaurant-level operating profit increased 16.6% to $14.7 million
•	Income from operations increased 20.1% to $6.8 million
•	Diluted net income per share of $0.26

“Our third quarter results reflected the outstanding contributions from the entire Red Robin team. The growth in comparable restaurant sales was due to continued growth in guest counts, which we believe reflects our special appeal to our target market of women, teens and tweens. We are encouraged by our revenue growth, and pleased by our ability to manage commodity cost increases effectively,” said Mike Snyder, Chairman, Chief Executive Officer and President.

During the third quarter, Red Robin opened six new company-owned restaurants. The Company is on schedule to open a total of 18 company-owned restaurants in the current year, of which 16 have been opened to date, including three so far in the fourth quarter. Two new franchisee restaurants opened in the third quarter, and three have opened to date in the fourth quarter. The Company expects its franchisees to open one additional restaurant during the remainder of the year, which would bring the total number of franchise openings to 10 restaurants during 2003.

Comparable restaurant sales increased 6.0% for company-owned restaurants in the third quarter of 2003 compared to the third quarter of 2002, driven by an increase in guest counts of 6.7%, which was partially offset by a decrease in the average guest check of 0.7%. This marks the 27th consecutive quarter that Red Robin has posted positive comparable sales for company-owned restaurants. Comparable sales for U.S. and Canadian franchise restaurants increased 5.9% and 0.6%, respectively. Overall, U.S. system-wide comparable restaurant sales increased 6.0% for the third quarter of 2003. Effective as of the beginning of 2003, the Company changed its method of calculating comparable restaurant sales (see Schedule 2 to this earnings release for a description of the change). Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations.

System-wide financial results and restaurant-level operating profit do not represent sales and operating income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule 3 to this earnings release reconciles restaurant-level operating profit to income from operations and net income, and Schedule 4 reconciles system-wide restaurant sales to company-owned restaurant sales.

Total Company revenues, which includes company-owned restaurant sales as well as franchise royalties and fees, increased by 22.8%, to $79.3 million in the third quarter of 2003, compared to $64.6 million in the prior year period. Total U.S. system-wide sales for corporate and franchise restaurants increased by 18.1%, to $128.2 million in the third quarter, compared to $108.6 million in the prior year period. Total system-wide sales, which includes U.S. and Canadian franchise restaurants, increased by 18.0%, to $135.1 million in the third quarter, compared to $114.4 million in the prior year period.

Average weekly comparable sales for company-owned restaurants were $59,395 for the third quarter of 2003 compared to $56,014 for the same quarter last year. In the third quarter of 2003, Red Robin franchise comparable restaurants averaged $52,455 in the U.S. versus $49,536 for the same period last year, and $37,612 in Canada versus $37,369 for the same period last year. The Canadian results are in Canadian dollars.

Net income for the third quarter of 2003 was $4.0 million or $0.26 per diluted share, as compared to pro forma net income of $3.3 million or $0.22 per pro forma diluted share in the prior year period. Actual net income for the third quarter of 2002 was $0.4 million, or $0.03 per diluted share. Schedule 1 to this earnings release reconciles actual net income and diluted net income per share for the third quarter of 2002 to the pro forma figures used for comparison purposes herein.

Outlook

For the fourth quarter and twelve weeks ending on December 28, 2003, the Company expects total revenues of approximately $79-$81 million and net income of approximately $0.25 to $0.26 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 4%-6%, the opening of five new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs.

For full year fiscal 2003, the Company expects revenues of approximately $327-$329 million and net income of approximately $1.01-$1.02 per diluted share. The Company previously reported that it expected revenues for full fiscal year 2003 to be approximately $319-$324 million and net income to be approximately $0.97-$0.99 per diluted share.

For the first quarter and sixteen weeks ending April 18, 2004, the Company expects total revenues of approximately $108-$112 million and net income of approximately $0.25 to $0.26 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 2%-4%, the opening of six to seven new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs.

For fiscal 2004, the Company expects revenues of approximately $390-$395 million and net income of $1.15-$1.17 per diluted share. This estimate assumes a comparable restaurant sales increase of 2%-4%, the addition of 20 to 22 new corporate restaurants and 14 to 16 new franchise restaurants during fiscal 2004. For purposes of the revised 2004 forecast, the Company has estimated that the dilutive effect of the issuance of additional shares of common stock in the fourth quarter of 2003 will be approximately $ 0.03 per share. The Company previously reported that it expected revenues for full fiscal year 2004 to be approximately $375-385 million and net income to be approximately $1.16-$1.18 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third quarter results on Monday, November 3, 2003, at 5:00 p.m. ET. The conference call number is (877) 691-0878 and the Company will broadcast its conference call over the Internet. To access the broadcast, please visit http://irpage.com/rrgb/, or the Company’s website at www.redrobin.com and select the “Investor” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the Company’s website at http://irpage.com/rrgb/ for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit http://irpage.com/rrgb/. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 200 Red Robin locations across the United States and Canada, which includes both company-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward looking terminology such as “may”, “will”, “anticipates”, “expects”, “believes”, “intends”, “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy/Tom Ryan

Integrated Corporate Relations

203-222-9013

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2003	October 6, 2002	October 5, 2003	October 6, 2002
Revenues:
Restaurant	$76,922	$62,536	$240,468	$201,878
Franchise royalties and fees	2,215	1,972	6,967	6,683
Rent revenue	183	78	369	282

Total revenues	79,320	64,586	247,804	208,843

Costs and Expenses:
Restaurant operating costs:
Cost of sales	18,087	14,170	56,452	46,689
Labor	27,410	21,925	85,117	72,059
Operating	11,542	9,484	36,362	30,587
Occupancy	5,142	4,312	16,376	13,955
Depreciation and amortization	3,984	2,978	12,110	9,417
General and administrative	4,816	4,638	17,150	15,081
Franchise development	459	665	2,180	2,655
Pre-opening costs	1,058	583	2,414	1,610
Gain on lease buy-out	—	—	—	(945)
Impairment of real estate held for sale	—	150	—	150

Total costs and expenses	72,498	58,905	228,161	191,258

Income from operations	6,822	5,681	19,643	17,585
Other Expense (Income):
Interest expense	742	847	2,331	4,857
Interest income	(89)	(68)	(256)	(205)
Loss on early extinguishment of debt	150	4,272	257	4,272
Other	54	31	19	62

Total other expenses	857	5,082	2,351	8,986

Income before income taxes	5,965	599	17,292	8,599
Provision for income taxes	(1,990)	(210)	(5,751)	(3,002)

Net income	$3,975	$389	$11,541	$5,597

Net income per share:
Basic	$0.26	$0.03	$0.76	$0.49

Diluted	$0.26	$0.03	$0.75	$0.47

Weighted average shares outstanding:
Basic	15,161	14,449	15,092	11,461

Diluted	15,469	14,667	15,343	11,888

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	October 5, 2003	December 29, 2002
Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$3,222	$4,797
Accounts receivable, net	1,348	1,642
Inventories	3,888	3,289
Prepaid expenses and other current assets	3,622	3,118
Income tax refund receivable	—	155
Deferred tax asset	1,055	1,055
Restricted current assets – marketing funds	743	617

Total current assets	13,878	14,673

Real estate held for sale	843	843
Property and equipment, at cost, net	142,522	110,176
Deferred tax asset	8,164	8,140
Goodwill, net	25,720	25,720
Other intangible assets, net	8,062	8,354
Other assets, net	3,271	1,720

Total assets	$202,460	$169,626

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$12,647	$8,343
Accrued payroll and payroll-related liabilities	10,639	7,627
Unredeemed gift certificates	2,025	3,110
Accrued liabilities	8,407	6,336
Accrued liabilities – marketing funds	743	617
Current portion of long-term debt and capital lease obligations	1,359	1,828

Total current liabilities	35,820	27,861

Deferred rent payable	5,112	4,624
Long-term debt and capital lease obligations	50,184	38,152
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock; $.001 par value: 30,000,000 shares authorized; 15,206,074 and 15,108,172 shares issued and outstanding as of October 5, 2003 and December 29, 2002, respectively	15	15
Preferred stock; $.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	104,048	103,142
Deferred compensation	(150)	(209)
Receivables from stockholders/officers	(6,364)	(6,252)
Accumulated other comprehensive loss, net of tax benefit	(123)	(84)
Retained earnings	13,918	2,377

Total stockholders’ equity	111,344	98,989

Total liabilities and stockholders’ equity	$202,460	$169,626

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Forty Weeks Ended
	October 5, 2003	October 6, 2002
Cash Flows From Operating Activities:
Net income	$11,541	$5,597
Non-cash adjustments to reconcile net income to net cash provided by operating activities	12,800	13,405
Changes in operating assets and liabilities	7,256	(851)

Net cash flows provided by operating activities	31,597	18,151

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	84	33
Purchases of property and equipment	(43,158)	(30,283)
Acquisition, net of cash acquired	—	(6,263)

Net cash flows used in investing activities	(43,074)	(36,513)

Cash Flows From Financing Activities:
Borrowings of long-term debt	33,294	18,030
Payments of long-term debt and capital leases	(23,331)	(56,255)
Debt issuance costs	(756)	(1,455)
Proceeds from repayment of promissory note	79	—
Proceeds from sales of common stock	616	43,246

Net cash flows provided by financing activities	9,902	3,566

Net decrease in cash and cash equivalents	(1,575)	(14,796)
Cash and cash equivalents, beginning of period	4,797	18,992

Cash and cash equivalents, end of period	$3,222	$4,196

Schedule 1

Pro Forma Net Income Reconciliation

The Company’s pro forma net income and net income per share for the third quarter of 2002, as presented below, were calculated based upon an assumption that the Company’s initial public offering of stock, and concurrent repayment of certain borrowings under its term loan agreement, revolving credit facility and other indebtedness occurred at the beginning of fiscal 2002. An impairment charge related to real estate held for sale has also been excluded. The Company believes that pro forma results provide additional information useful in analyzing the underlying business results due to the fact that proceeds raised from, and shares issued, upon its initial public offering had a significant impact on debt to equity ratios and the number of shares used in computing net income per common share. However, pro forma results are not necessarily indicative of the results that would have occurred had these events actually occurred at the beginning of fiscal year 2002, nor are they necessarily indicative of future results.

The following table provides a reconciliation of actual net income and diluted net income per share for the third quarter of 2002, to pro forma net income and pro forma diluted net income per share (unaudited) (in thousands, except per share data):

	Net Income	Diluted Shares Outstanding		Diluted Net Income Per Share
Actual net income	$389	14,667		$0.03

Adjustment to exclude non-recurring charges related to early extinguishment of debt (1)	4,272
Adjustment to exclude impairment of real estate held for sale (2)	150
Adjustment to interest expense to recognize repayments of borrowings from IPO proceeds	121
Adjustment to provision for income taxes to reflect the impact of pre-tax pro forma adjustments	(1,590)

Pro forma net income	$3,342	15,200	(3)	$0.22

(1)	Non-recurring charges related to early extinguishment of debt include $1.9 million of prepayment penalties and $2.4 million of non-cash charges for the write-off of capitalized debt issuance costs. These charges resulted because we used proceeds from our initial public offering, together with borrowings under our revolving credit facility, to repay borrowings then outstanding under our Finova term loan and revolving credit facility with U.S. Bank, N.A., as well as one real estate loan, and certain equipment loans. The early termination of our Finova term loan and U.S. Bank revolving credit facility resulted in non-cash charges of $2.4 million due to the write-off of capitalized debt issuance costs that were being amortized over the respective lives of the relevant credit agreements.

(2)	During the third quarter we recognized a charge to reduce the carrying amount of real estate held for sale to its estimated fair value less cost to sell.

(3)	Pro forma weighted average diluted shares outstanding reflect the estimated impact of the issuance of 4,000,000 shares of the Company’s common stock in our initial public offering as well as other estimated changes to weighted-average diluted shares outstanding assuming that our initial public offering and related transactions occurred as of the beginning of fiscal year 2002.

Schedule 2

Change in Method of Calculating Comparable Restaurant Sales

As of the beginning of fiscal 2003, the Company changed its method of calculating comparable restaurant sales. Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations. The Company believes its new method of calculating comparable restaurant sales is a more meaningful measure given its accelerated new restaurant unit growth. In addition, the Company believes its new methodology is more in line with industry practice.

In addition, the ten restaurants that we acquired from two franchisees during the first quarter of 2002 have been included as comparable restaurants for 2003. Company-owned comparable restaurant sales for the third quarter of 2003, excluding these ten acquired restaurants, would have increased 6.3%, over the third quarter of 2002.

During the third quarter of 2003 we had 88 company-owned, 72 U.S. franchise, and 21 Canadian franchise comparable restaurants for a total of 181 total system-wide comparable restaurants.

The following table presents the percentage change in comparable restaurant sales for the past six quarters and full-year fiscal 2002, over the comparable prior year period, assuming that the Company’s new method of calculating comparable restaurant sales had been in effect during each of the periods presented, as well as a comparison to the previously reported results under the Company’s old method (unaudited):

Method	Q3-2003	Q2-2003	Q1-2003	2002	Q4-2002	Q3-2002	Q2-2002
Company-owned
New method	6.0%	3.6%	2.1%	1.8%	2.4%	1.4%	2.8%
Old method	6.2%	3.6%	2.1%	1.6%	2.3%	1.4%	2.8%
U.S. Franchise
New method	5.9%	3.7%	2.1%	0.0%	1.3%	-2.2%	-0.5%
Old method	6.4%	3.7%	1.1%	-0.5%	0.8%	-2.4%	-0.5%
U.S. System-wide
New method	6.0%	3.6%	2.1%	1.0%	1.9%	-0.2%	1.4%
Old method	6.2%	3.6%	1.7%	0.7%	1.7%	-0.2%	1.4%
Canada
New method	0.6%	0.6%	-0.6%	-8.1%	-2.1%	-4.5%	-9.5%
Old method	0.6%	0.6%	-0.6%	-8.1%	-2.1%	-4.5%	-9.5%

Schedule 3

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant sales minus restaurant-level operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit % is an important measure of financial performance because it is widely regarded in the restaurant industry as an important metric by which to evaluate a company’s restaurant-level operating efficiency and performance. Restaurant closure costs are excluded as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded because, similar to depreciation and amortization, they represent a non-cash charge for our investment in the restaurant and not a component of the efficiency of the restaurant’s operations. Restaurant-level operating profit % is calculated by dividing restaurant operating profit by restaurant revenues. Restaurant-level operating profit % is not a measurement determined in accordance with GAAP and should not be considered in isolation or as an alternative to income from operations or net income as indicators of financial performance. Restaurant-level operating profit % as presented may not be comparable to other similarly titled measures of other companies. The table that follows sets forth our calculation of restaurant-level operating profit and a reconciliation to income from operations and net income, directly comparable generally accepted accounting principles (GAAP) measures.

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2003	October 6, 2002	October 5, 2003	October 6, 2002
	(unaudited, in thousands)
Restaurant sales	$76,922	$62,536	$240,468	$201,878
Restaurant operating costs:
Cost of sales	18,087	14,170	56,452	46,689
Labor	27,410	21,925	85,117	72,059
Operating	11,542	9,484	36,362	30,587
Occupancy	5,142	4,312	16,376	13,955

Restaurant operating costs	62,181	49,891	194,307	163,290
Restaurant-level operating profit	14,741	12,645	46,161	38,588
Add – Other Revenues	2,398	2,050	7,336	6,965
Deduct – Other Operating Expenses:
Depreciation and amortization	3,984	2,978	12,110	9,417
General and administrative	4,816	4,638	17,150	15,081
Franchise development	459	665	2,180	2,655
Pre-opening costs	1,058	583	2,414	1,610
Gain on lease buy-out	—	—	—	(945)
Impairment of real estate held for sale	—	150	—	150

Total – Other Operating Expenses	10,317	9,014	33,854	27,968
Income from operations	6,822	5,681	19,643	17,585
Total other expenses	857	5,082	2,351	8,986
Provision for income taxes	1,990	210	5,751	3,002

	2,847	5,292	8,102	11,988
Net income	$3,975	$389	$11,541	$5,597

Schedule 4

Reconciliation of System-Wide Restaurant Sales to Company-Owned Restaurant Sales

System-wide restaurant sales refers to the total of sales from company-owned restaurants and sales from franchised restaurants. In effect, this is the restaurant sales number that the Company would report if all units were company-owned. System-wide financial results do not represent sales in accordance with GAAP, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide financial results as defined or used by other companies. The Company believes that system-wide financial results provide additional information that is useful in gaining an understanding of the overall sales generated through the Red Robin® concept and brand.

As of October 5, 2003, we had 110 company-owned restaurants, 80 U.S. franchise restaurants, 21 Canadian franchise restaurants and 211 total system-wide restaurants. The table below presents total system-wide sales for the current period compared to a year ago.

Total System-Wide Sales

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2003	October 6, 2002	October 5, 2003	October 6, 2002
	(unaudited, in thousands)
Company-owned restaurant sales	$76,922	$62,536	$240,468	$201,878
U.S. franchise restaurant sales	51,283	46,026	163,754	152,964

U.S. system-wide restaurant sales	128,205	108,562	404,222	354,842
Canadian franchise restaurant sales (in USD)	6,870	5,884	21,995	19,533

Total system-wide restaurant sales	$135,075	$114,446	$426,217	$374,375

As of October 5, 2003, we had 88 company-owned comparable restaurants, 72 U.S. franchise comparable restaurants, 21 Canadian franchise comparable restaurants and 181 total system-wide comparable restaurants. The table below presents total system-wide comparable sales for the current period compared to a year ago.

Total Comparable System-Wide Sales

	Twelve Weeks Ended		Forty Weeks Ended
	October 5, 2003	October 6, 2002	October 5, 2003	October 6, 2002
	(unaudited, in thousands)
Company-owned comparable restaurant sales	$62,722	$59,151	$202,884	$195,570
U.S. franchise comparable restaurant sales	45,322	42,800	140,737	135,579

U.S. system-wide comparable restaurant sales	$108,044	$101,951	$343,621	$331,149

Canadian franchise comparable restaurant sales (in Canadian dollars)	$9,478	$9,417	$31,307	$31,322